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                                                                   Exhibit 10.10

www.smartbargains.com
SmartBargains, Inc.
10 Milk Street, 10th Floor
Boston, MA  02108

Tel: 617.695.7300  Fax 617.695.7391


January 9, 2004

Steven S. Nezer
56 Potter Pond
Lexington, MA  02421

Dear Steven:

I am pleased to outline SmartBargains' offer of employment to you as Executive Vice President and Chief Technology Officer. Your anticipated start date is Friday, January 16, 2004.

At SmartBargains, your compensation will consist of three components:

- Your weekly base salary will be $4,807.69, which when annualized will be $250,000.00/yr.

- You will participate in next year's Management Incentive Plan at a level commensurate with other senior executives.

- Subject to the approval of the Company's Board of Directors and pursuant to the terms of our 2000 Stock Option Plan, you will be offered incentive stock options to purchase 576,033 common shares of the Company. The strike price of the options will be based on the fair market value as determined by the Board of Directors as soon as possible after your hire date.

In addition, you will be eligible for SmartBargains' standard benefits programs.

You would be considered to be an at-will employee, and although we presently have no intention of doing so, the terms of this letter may be modified if necessary based on business conditions. If you are terminated from the Company for any reason other than "for cause" as defined by the Company, you will be eligible for the following severance schedule, subject to receipt of a signed Separation Agreement and Release of Claims. If you are terminated before you have completed six months of service, you will not be eligible for any severance pay. If you are terminated without cause between six months and one year of service, you will be eligible to receive three months of severance pay. If you are terminate without cause after one year of service, you will be eligible to receive six months of severance pay.
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If you would like to accept this offer, please sign below and return the letter and the enclosed Confidentiality and Non-Competition Agreement to my attention. We would love to have you as part of our team, and the group is looking forward to working with you!

Sincerely,

/s/ Kathy Robinson

Kathy Robinson
Director of Human Resources




Signed and Agreed:

/s/ Steven Nezer                                  1/18/04
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